Exhibit 4.6
UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SUBORDINATED NOTES IN CERTIFICATED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
THIS SECURITY IS NOT A DEPOSIT AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR BY ANY OTHER INSURER OR GOVERNMENTAL AGENCY.
    THIS SUBORDINATED NOTE IS SUBORDINATED TO SENIOR COMPANY INDEBTEDNESS (AS DEFINED IN THE INDENTURE GOVERNING THIS SUBORDINATED NOTE) AND IS UNSECURED. THIS SUBORDINATED NOTE IS AN OBLIGATION SOLELY OF THE PNC FINANCIAL SERVICES GROUP, INC. AND WILL NOT BE AN OBLIGATION OF, OR OTHERWISE GUARANTEED BY, ANY AFFILIATE OF THE PNC FINANCIAL SERVICES GROUP, INC. THE OBLIGATIONS EVIDENCED BY THIS SUBORDINATED NOTE RANK EQUALLY WITH ALL EXISTING AND FUTURE UNSECURED AND SUBORDINATED INDEBTEDNESS OF THE PNC FINANCIAL SERVICES GROUP, INC. ISSUED UNDER THIS INDENTURE GOVERNING THE SUBORDINATED NOTE.

THE PNC FINANCIAL SERVICES GROUP, INC.
5.423% FIXED-RATE RESET SUBORDINATED NOTES JANUARY 25, 2041

REGISTERED	CUSIP: 693475 CF0
No.	ISIN: US693475CF09
$
THE PNC FINANCIAL SERVICES GROUP, INC., a corporation duly organized and existing under the laws of Pennsylvania (herein called the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & Co., or registered assigns, the principal sum of $         on January 25, 2041, and to pay interest thereon (a) from, and including, January 26, 2026 to, but excluding, January 25, 2036 (the “Initial Fixed Rate Period”) at the rate of 5.423% per annum, payable semiannually in arrears on January 25 and July 25 of each year, commencing on July 25, 2026 and ending on January 25, 2036 (each, an “Initial Fixed Rate Interest Payment Date”), and (b) from, and including, January 25, 2036 to the maturity date (the “Subsequent Fixed Rate Period”), at a rate per annum equal to the five-year U.S. Treasury rate (as defined herein) as of the reset determination date (as defined herein) plus 1.170%, payable semi-annually in arrears on January 25 and July 25 of each year, commencing on July 25, 2036 until the maturity date (each a “Subsequent Fixed Rate Interest Payment Date” and, together with the Initial Fixed Rate Interest Payment Dates, each an “Interest Payment Date”), until the principal hereof is paid or made available for payment, and (in each case, to the extent that the payment of such interest specified in (a) or (b) shall be legally enforceable), at the same rate per annum on any overdue principal and premium and on any overdue installment of interest. Interest shall accrue from, and including, January 26, 2026 to, but excluding, the first Interest Payment Date and then from, and including, the immediately preceding Interest Payment Date to which interest has been paid or duly provided for to, but excluding, the next Interest Payment Date or the maturity date, as the case may be. Interest payable during both the Initial Fixed Rate Period and the Subsequent Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date, subject to certain exceptions, will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the record date for such interest period, which shall be the 15th calendar day, whether or not a Business Day, immediately preceding such Interest Payment Date. However, interest payable on the maturity date will be paid to the person to whom the principal will be payable. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such record date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a record date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of the Securities not less than 10 days prior to such record date, or be paid at any time in any other lawful manner acceptable to the Trustee and not inconsistent with the requirements of any securities exchange on which the Securities may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture. The Company will pay interest in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.
If an Interest Payment Date or the maturity date for the Subordinated Notes (as defined below) falls on a day that is not a Business Day, the Company will postpone the interest payment or the payment of principal and interest at maturity to the next succeeding Business Day, but the payments made on such dates will be treated as being made on the date that the payment was first due and the Holder will not be entitled to any further interest or other payments with respect to such postponements.
The term “Business Day” means any day except a Saturday, a Sunday or a legal holiday in the City of New York or the City of Pittsburgh on which banking institutions are authorized or obligated by law, regulation or executive order to close.
This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities” or “Subordinated Notes”), issued and to be issued in one or more series under an Indenture (the “Base Indenture”), dated as of December 19, 2012, as amended by that certain First Supplemental Indenture, dated as of April 28, 2014 (the “First Supplemental Indenture”), and as amended by that certain Second Supplemental Indenture, dated as of June 6, 2022 (together with the Base Indenture and the First Supplemental Indenture, the “Indenture”), between the Company and The Bank of New York Mellon, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of

the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated above, initially issued in the aggregate principal amount of $1,500,000,000, and is subject to additional issuances as the Company may determine or as provided for in the Indenture.
For the Subsequent Fixed Rate Period, the “five-year U.S. Treasury rate” will be determined by the Calculation Agent (as defined below) as the average of the yields on actively traded U.S. treasury nominal/non-inflation-indexed securities adjusted to constant maturity, for five-year maturities, for the five Business Days preceding the reset determination date appearing (or, if fewer than five Business Days so appear, for such number of Business Days appearing) in the most recently published H.15 as of 5:00 p.m. (Eastern Time) on the reset determination date. The five-year U.S. Treasury rate will be rounded, if necessary, to the nearest one thousandth of a percentage point, with 0.0005% rounded up to 0.001%.
Notwithstanding the foregoing, if the Company or its designee (which may be an affiliate of the Company), after consulting with the Company, determines on the reset determination date that the then-current reference rate (which as of the original issue date of the Subordinated Notes is the five-year U.S. Treasury rate) cannot be determined in the manner then applicable for such reference rate (a “rate substitution event”), the Company or such designee, after consulting with the Company, may determine whether there is an industry-accepted successor rate to the then-current reference rate (such industry-accepted successor rate, the “replacement rate”). If the Company or such designee, after consulting with the Company, determines there is such a replacement rate, then the replacement rate will replace the then-current reference rate for all purposes relating to the Subordinated Notes (including the interest rate) on the reset determination date and thereafter. In addition, if a replacement rate is selected, the Company or its designee (which may be an affiliate of the Company), after consulting with the Company, may then adopt and make changes to (i) the reset date, the Subsequent Fixed Rate Period, the reset determination date, the day count convention, the Business Day convention, the definition of Business Day and the rounding conventions to be used and (ii) any other relevant methodology or definition for calculating such replacement rate, including any spread or adjustment factor needed to make such replacement rate comparable to the then-current reference rate (which as of the original issue date of the Subordinated Notes is the five-year U.S. Treasury rate), in each case in a manner that is substantially consistent with industry-accepted practices for the use of such replacement rate (the “adjustments”). If the Company or its designee (which may be an affiliate of the Company), after consulting with the Company, determines that there is no such replacement rate, then the reference rate for the applicable reset determination date will be deemed to be 4.253%.
As used herein, “H.15” means the daily statistical release designated as such, or any successor publication, published by the Federal Reserve or any successor, and “ reference rate” means, initially, the five-year U.S. Treasury rate; provided that if a rate substitution event has occurred with respect to the five-year U.S. Treasury rate or the then-current reference rate, then “reference rate” means the applicable replacement rate.
The “Calculation Agent” means The Bank of New York Mellon, or its successor appointed by the Company, acting as calculation agent.
The “reset date” means January 25, 2036. If the reset date falls on a date that is not a Business Day, the reset date will not be adjusted.
The “reset determination date” means the day falling three Business Days prior to January 25, 2036, the first day of the Subsequent Fixed Rate Period.
None of the Trustee, the principal paying agent or the Calculation Agent shall be under any obligation (1) to monitor, determine or verify the availability of the current reference rate in connection with the determination of the interest rate for the Subsequent Fixed Rate Period, (2) to select, determine or designate any replacement rate, or whether any conditions to the designation of such a rate have been satisfied, or (3) to determine whether or what adjustments are necessary or advisable, if any, in connection with any of the foregoing, including, but not limited to, adjustments as to any alternative spread thereon, the Business Day convention, interest determination dates or any other relevant methodology applicable to such substitute or replacement rate. In connection with the foregoing, each of the Trustee, the principal paying agent and the Calculation Agent shall be entitled to conclusively rely on any determinations made by the Company or its designee without independent investigation, and none will have any liability for actions taken at the Company’s direction in connection therewith.
None of the Trustee, the principal paying agent or the Calculation Agent shall be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Note as a result of the unavailability of the five-year U.S. Treasury rate or any replacement rate, including as a result of any failure, inability, delay, error or inaccuracy on the part of any other transaction party in providing any direction, instruction, notice or information required or contemplated by the terms of this Note and reasonably required for the performance of such duties. None of the Trustee, the principal paying agent or the Calculation Agent shall be responsible or liable for the Company’s actions or omissions or for those of its designee, or for any failure or delay in the performance by such designee, nor shall any of the Trustee, the principal paying agent or the Calculation Agent be under any obligation to oversee or monitor the Company’s performance or that of such designee.
This Security is redeemable in whole, but not in part, by the Company on January 25, 2036, the date that is five years prior to the maturity date, at 100% of the principal amount of the Security, plus accrued and unpaid interest thereon to the date of redemption. In addition, this Security is redeemable in whole or in part by the Company during the 90-day period prior to, and including, the maturity date at 100% of the principal amount of the Security, plus accrued and unpaid interest thereon to the date of redemption. The Company will provide 5 to 60 calendar days’ notice of the redemption to the registered Holder of this Security. Any early redemption of this Security will be subject to the receipt of the approval of the Board of Governors of the Federal Reserve, to the extent then required under applicable laws or regulations, including capital regulations. Other than as set forth in the preceding four sentences, this Security is not redeemable prior to maturity. This Security will not be subject to repayment at the option of the Holders prior to maturity and will not be subject to any sinking fund. This Security is not convertible into, or exchangeable for, equity securities of the Company. If an Event of Default (as defined in the Indenture) with respect to the Securities shall occur and be continuing, the principal of the Securities may be declared due and payable in the manner and with the effect provided in the Indenture.
The holders of this Security have no right to accelerate the maturity of this Security in the event the Company fails to pay interest on any Security, fails to perform any other obligation under any Security or in the Indenture or defaults on any other securities issued by the Company.
Unless the certificate of authentication hereon has been executed by the Trustee hereinafter referred to, by manual or facsimile signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.
The indebtedness of the Company evidenced by the Securities of this series, including the principal thereof and interest thereon, is, to the extent and in the manner set forth in the Indenture, subordinate and junior in right of payment to its obligations to holders of Senior Company Indebtedness (as defined in the Indenture) and subject to the obligations of the holders of the Securities to pay over any Excess Proceeds (as defined in the Indenture) to holders of Other Company Obligations (as defined in the Indenture), as provided in the Indenture, and shall rank pari passu in right of payment with each other and with all existing and future unsecured subordinated indebtedness of the Company issued under the Indenture. Each Holder of this Security, by the acceptance hereof, agrees to and shall be bound by such provisions of the Indenture and authorizes and directs the Trustee on his behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided.
The Securities may be fully subordinated to interests held by the U.S. government in the event that the Company enters into a receivership, insolvency, liquidation, or similar proceeding.
The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of any series under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the outstanding Securities of all series (voting as one class) to be affected by such amendment or modification. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the outstanding Securities of any series, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.
No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest (if any) on this Security at the times, place and rate, and in the coin or currency, herein prescribed.
The Securities are issuable only in registered form without coupons in denominations of $2,000 and any integral multiples of $1,000 thereof. This Security is a global security, represented by one or more permanent global certificates registered in the name of the nominee of The Depository Trust Company (each a “Global Note” and collectively, the “Global Notes”). Accordingly, unless and until it is exchanged in whole or in part for individual certificates evidencing the Securities represented hereby, this Security may not be transferred except as a whole by The Depositary Trust Company (the

“Depositary”) to a nominee of such Depositary or by a nominee of such Depositary or by the Depositary or any nominee to a successor Depositary or any nominee of such successor. Ownership of beneficial interests in this Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interest of persons that have accounts with the Depositary (“Participants”) and the records of Participants (with respect to interests of persons other than Participants)). Beneficial interests in Securities by persons that hold through Participants will be evidenced only by, and transfers of such beneficial interests with such Participants will be effected only through, records maintained by such Participants. Except as provided below, owners of beneficial interests in this Security will not be entitled to have any individual certificates and will not be considered the owners or Holders thereof under the Indenture.
Except in the limited circumstances set forth herein, Participants and owners of beneficial interests in the Global Notes will not be entitled to receive Securities in definitive form and will not be considered Holders of Securities. If the Depositary is at any time unwilling, unable or ineligible to continue as Depositary and a successor Depositary is not appointed by the Company within 90 days, or an Event of Default has occurred and is continuing, and the Depositary requests the issuance of certificated notes, the Company will issue individual certificates evidencing the Securities represented hereby in definitive form in exchange for this Security in registered form to each person that the Depositary identifies as the beneficial owner of the Securities represented by the Global Notes upon surrender by the Depositary of the Global Notes. In addition, the Company may at any time and in its sole discretion determine not to have any Securities represented by one or more global securities and, in such event, will issue individual certificates evidencing Securities in definitive form in exchange for this Security. In any such instance, an owner of a beneficial interest in a Security will be entitled to physical delivery in certificated form of Securities equal in principal amount to such beneficial interest and to have such Securities registered in its name. Securities so issued in certificated form will be issued in denominations of $2,000 and any integral multiples of $1,000 thereof and will be issued in registered form only, without coupons. Neither the Company nor the principal paying agent will be liable for any delay by the Depositary, its nominee or any direct or indirect participant in identifying the beneficial owners of the related Securities. The Company and the principal payment agent may conclusively rely on, and will be protected in relying on, instructions from the Depositary or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the Securities to be issued.
Except as provided herein, beneficial owners of Global Notes will not be entitled to receive physical delivery of Securities in definitive form and no Global Note will be exchangeable except for another Global Note of like denomination and tenor to be registered in the name of the Depositary or its nominee. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of the Depositary and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a Holder under the Securities.
Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depositary. Investors may elect to hold interests in the Global Notes through the Depositary, either directly if they are Participants of such system or indirectly through organizations that are Participants in such system.
The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the Securities represented by a Global Note to those persons may be limited. In addition, because the Depositary can act only on behalf of its Participants, who in turn act on behalf of persons who hold interests through Participants, the ability of a person having an interest in Securities represented by a Global Note to pledge or transfer such interest to persons or entities that do not participate in the Depositary’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.
Neither the Company, the Trustee, the principal paying agent nor any Security Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of Securities by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary relating to the Securities.
The Bank of New York Mellon will act as the Company’s principal paying agent with respect to the Securities through its offices presently located at 500 Ross Street, 12th Floor, Pittsburgh, PA 15262. The Company may at any time rescind the designation of a paying agent, appoint a successor paying agent, or approve a change in the office through which any paying agent acts. Payments of interest and principal may be made by wire-transfer in immediately available funds for Securities held in book-entry form or, at the Company’s option in the event the Securities are not represented by Global Notes, by check mailed to the address of the person entitled to the payment as it appears in the Security register. Payment of principal will be made upon the surrender of the relevant Securities at the offices of the principal paying agent.

Notices to the Holders of registered Securities will be mailed to them at their respective addresses in the register of the Securities and will be deemed to have been given on the fourth weekday (being a day other than Saturday or Sunday) after the date of mailing. The Indenture contains provisions setting forth certain conditions to the institution of proceedings by the Holders of Securities with respect to the Indenture or for any remedy under the Indenture.
All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.
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[signatures appear on following page]

IN WITNESS WHEREOF, THE PNC FINANCIAL SERVICES GROUP, INC. has caused this Note to be signed in its name by its Chairman of the Board, Vice Chairman, Chief Executive Officer, President, Vice President, Treasurer, Assistant Treasurer or Controller and by its Secretary or an Assistant Secretary, or by facsimiles of any of their signatures, and its corporate seal, or a facsimile thereof, to be hereto affixed.
Dated: January 26, 2026

THE PNC FINANCIAL SERVICES GROUP, INC.

By
Name:
Title:

Attest:

Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated: January 26, 2026

THE BANK OF NEW YORK MELLON as Trustee

By
Authorized Officer